EXHIBIT 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES RECORD 2021 EARNINGS AND FOURTH QUARTER DIVIDEND

CONTACT:	Carrie Comer, EVP/Chief Financial Officer	540-896-1705 or ccomer@fmbankva.com

TIMBERVILLE, VA—January 25, 2022—F & M Bank Corp. (OTCQX: FMBM), parent company (the Company) of Farmers & Merchants Bank today reported net income available to common shareholders of $10.5 million and diluted earnings per common share of $3.12 for the year ending December 31, 2021.

Mark Hanna, President, commented “We are pleased with December 31, 2021, year to date earnings of $10.5 million. These results represent the most profitable year in our 114-year history. Our deposit growth of 68.3% over the last two years is significantly higher than our peers and indicative of our ability to create organic growth. We continue to focus strategically on improving our infrastructure and enhancing our digital experience as we expand our reach to acquire new banking relationships. Our greater scale, coupled with improvements in asset quality, position F&M for continued success.”

Selected financial highlights include:

•	Net income of $1.3 million for the quarter ended December 31, 2021, and $10.5 million year to date.
•	Total deposit increase of $50.0 million (4.85%) and $261.7 million (31.97%), respectively for the quarter and for the year.
•	Total loan increase of $13.6 million (2.11%) and $31.9 (5.09%) million, respectively for the quarter and for the year (excluding PPP loans).
•	Nonperforming assets decreased to 0.45% of total assets at the end of the quarter from 0.68% at yearend 2020.
•	Past due loans decreased to 0.60% of loans held for investment at the end of the quarter from 1.35% at year end 2020 (excluding PPP loans).
•	Recovery of Provision for Loan Losses of $590,000 for the quarter and $2,821,000 year to date.
•	Allowance for loan losses of 1.16% of loans held for investment (1.18% excluding PPP loans).

Balance Sheet

The Company has experienced significant deposit growth during the year. This growth enabled the Company to growth the investment portfolio as well as reduced long term debt.

The Company’s deposit growth has been strong for several years and has exceeded peer growth. The growth has been in noninterest bearing accounts ($33.3 million), interest bearing demand ($71.6 million) and savings and money market accounts ($163 million) with a decline in time deposits ($6.2 million). The Company continues to strategically focus on building primary banking relationships.

The investment portfolio has grown to a balance of $413.2 million at the quarter ended December 31, 2021, which reflects growth of $295.3 million since December 31, 2020. The portfolio is a strong mix of U.S. Treasuries, Agencies, Municipals, Corporate bonds and other investments. The Company recognized $525,000 in security losses in fourth quarter of 2021, as lower yielding securities were sold and replaced with higher yielding securities.

The Company prepaid several long term FHLB borrowings to leverage our liquidity and reduce our cost of funds in future periods. Long term debt has been paid down $11.3 million year to date and has a remaining balance of $21.8 million.

Loans held for investment; net of PPP have grown $31.9 million since December 31, 2020. The Agriculture, C&I, CRE and dealer portfolios have experienced growth throughout the quarter and year to date, while the Company has seen a reduction in loan balances on 1-4 family residential secured loans during this low-rate environment.

Improvements in nonperforming loans and past due loans, as well as economic stability and improved underwriting have allowed the Company to reduce the Allowance for Loan Losses from 1.64% on December 31, 2020, to 1.18% at December 31, 2021, excluding PPP loans.

These strategies have positioned F&M for future growth in our current footprint as we continue to evaluate opportunities for expansion into other markets in the future.

Income Statement

The 2021 earnings are driven by growth in net interest income, strong non-interest income due to our subsidiary organizations, improved asset quality and fees earned under the Paycheck Protection Program.

Net interest income reflects year over year growth. As yields on earning assets continue to decline the Company has been able to support net interest income with savings in interest expense and growth in the investment portfolio while seeking opportunities to leverage the growth in liquidity into higher yielding assets.

Margin compression has reduced net interest margin from 3.61% on December 31, 2020, to 3.00% on December 31, 2021. To mitigate this compression, the Company has decreased cost of funds by 24 basis points through rate adjustments, debt reduction and growth in noninterest bearing deposits.

Noninterest income of $11.8 million for the year was primarily driven by mortgage originations, growth in our wealth management division, and title division. These entities have performed well and are preparing to expand into additional areas within our Company footprint in the future.

As stated above, continued improvements in asset quality and economic conditions resulted in the ability to reduce the allowance for loan losses to 1.16% of loans held for investment (1.18% excluding PPP loans) which was accretive to income by $2.8 million year to date, $590 thousand in the fourth quarter.

Fees recognized under the Paycheck Protection Program (see below) totaled $212,000 for the quarter and $2.10 million year to date.

The Company disposed of non-income producing properties ($333,000) and renegotiated contracts with checking account vendors ($250,000) in 2021 that resulted in increases in noninterest expense and will better position the organization for the future.

Paycheck Protection Program

The Company processed 1,080 Paycheck Protection Program (“PPP”) & CARES Act loans during 2020 and 2021 totaling $87.1 million. Fees associated with these loans are amortized over the life of the loan or recognized fully when repaid or forgiven. The Company holds $7.9 million in PPP loans as of December 31, 2021, and expects to recognize $225,000 in PPP fee income from these loans in 2022.

Dividends Declaration

On January 21, 2022, our Board of Directors declared a fourth quarter dividend of $.26 per share to common shareholders. Based on our most recent trade price of $31.38 per share this constitutes a 3.31% yield on an annualized basis. The dividend will be paid on March 1, 2022, to shareholders of record as of February 14, 2022.”

F & M Bank Corp. is an independent, locally owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, and Augusta Counties, Virginia and the city of Winchester, VA. The Bank also provides additional services through a loan production office located in Penn Laird, VA, a loan production office in Winchester, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-1705.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.

Key Statistics

	2021					2020
	Q4	Q3	Q2	Q1	YTD	YTD
Net Income (000’s)	$1,380	$2,337	$3,220	$3,801	$10,738	$8,788
Net Income available to Common	$1,379	$2,272	$3,154	$3,736	$10,541	$8,525
Earnings per common share - basic	$0.39	$0.71	$0.98	$1.17	$3.25	$2.66
Earnings per common share - diluted	$0.40	$0.68	$0.93	$1.11	$3.12	$2.56

Return on Average Assets	0.46%	0.81%	1.22%	1.56%	0.98%	0.92%
Return on Average Equity	5.42%	9.18%	13.06%	15.96%	10.84%	9.46%
Dividend Payout Ratio excluding Special Dividend	66.67%	36.62%	26.53%	22.22%	32.00%	39.10%

Net Interest Margin	2.48%	2.95%	3.13%	3.44%	3.00%	3.61%
Yield on Average Earning Assets	3.15%	3.35%	3.56%	3.92%	3.41%	4.27%
Yield on Average Interest Bearing Liabilities	0.96%	0.57%	0.62%	0.70%	0.60%	0.94%
Net Interest Spread	2.19%	2.78%	2.94%	3.22%	2.81%	3.33%

Provision for Loan Losses (000’s)	$(590)	$(235)	$(1,250)	$(725)	$(2,800)	$3,300
Net Charge-offs/(recoveries)	$72	$61	$(272)	$45	$(94)	$1,215
Net Charge-offs/(recoveries) as a % of Loans	0.04%	0.04%	-0.16%	0.03%	-0.01%	0.18%
Non-Performing Loans (000’s)	$5,508	$5,430	$5,532	$5,783	$5,508	$6,537
Non-Performing Loans to Total Assets	0.45%	0.46%	0.50%	0.57%	0.45%	0.68%
Non-Performing Assets (000’s)	$5,508	$5,430	$5,532	$5,783	$5,508	$6,537
Non-Performing Assets to Assets	0.45%	0.46%	0.50%	0.57%	0.45%	0.68%

Efficiency Ratio	82.13%	75.99%	76.07%	68.00%	75.44%	67.51%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investments portfolio and Other Real Estate Owned. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

F & M Bank Corp.

Financial Highlights

	For Twelve Months Ended December 31,
INCOME STATEMENT	Unaudited 2021	Audited 2020
Interest and Dividend Income	$35,576,485	$36,792,403
Interest Expense	4,301,238	5,728,482
Net Interest Income	31,275,247	31,063,921
Non-Interest Income	11,828,813	12,190,916
Provision for Loan Losses	(2,821,000)	3,300,000
Loss on sale of securities	524,772	-
Impairment of long-lived assets	171,109	19,193
Other Non-Interest Expenses	33,168,451	29,938,920
Income Before Income Taxes	12,060,728	10,035,110
Provision for Income Taxes	1,323,015	1,141,742
Less Minority Interest (Income)/Loss	-	(105,193)
Net Income	$10,737,713	$8,788,175
Dividend on preferred stock	196,344	262,642
Net Income available to common shareholders	$10,541,369	$8,525,533
Average Common Shares Outstanding	3,414,306	3,199,883
Net Income Per Common Share	3.09	2.66
Dividends Declared	1.04	1.04

BALANCE SHEET	Unaudited December 31, 2021	Audited December 31, 2020
Cash and Due from Banks	$8,579,007	$11,181,164
Interest Bearing Bank Deposits	2,874,772	1,243,519
Federal Funds Sold	76,667,000	65,983,000
Loans Held for Sale	4,886,534	58,753,055
Loans Held for Investment	662,421,694	661,328,888
Less Allowance for Loan Losses	(7,747,792)	(10,474,960)
Net Loans Held for Investment	654,673,903	650,853,928
Securities	413,216,778	117,897,486
Other Assets	58,443,571	61,018,331
Total Assets	$1,219,341,565	$966,930,483

Deposits	$1,080,294,540	$818,581,503
Long Term Debt	21,772,052	33,201,631
Other Liabilities	16,819,462	19,517,664
Total Liabilities	1,118,886,054	871,300,798
Preferred Stock	-	4,558,298
Common Equity	100,455,511	91,071,387
Stockholders’ Equity	100,455,511	95,629,685
Total Liabilities and Stockholders’ Equity	$1,219,341,565	$966,930,483
Book Value Per Common Share	$29.42	$28.43
Tangible Book Value Per Common Share	$29.96	$28.42

SOURCE:	F & M Bank Corp.
CONTACT:	Carrie Comer EVP/Chief Financial Officer
540-896-1705 or ccomer@fmbankva.com